DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070638228-18
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/18/2007 2:29 PM Entity Number C9449-1992

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Remote Surveillance Technologies, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

FOURTH. The Corporation has effectuated, effective with the commencement of business on October 2, 2007, a 10 for 1 reverse stock split as to its shares of common stock outstanding as of the opening of business on October 2, 2007, which decreases the outstanding shares as of that date from 99,912,068 shares to 9,991,207 shares. Following the reverse split, the total number of shares of capital stock authorized that may be issued by the Corporation shall be TWO HUNDRED MILLION (200,000,000) shares of which ONE HUNDRED NINETY-EIGHT MILLION SEVEN HUNDRED NINETY-EIGHT THOUSAND (198,798,000) shall be common stock with a par value of $0.001 per share, TWO THOUSAND (2,000) of which shall be Series A preferred stock with a par value of $0.001 per share, ONE MILLION TWO HUNDRED THOUSAND (1,200,000) of which shall be Series B preferred stock with a par value of $0.001 per share and no other class of stock shall be authorized. Said shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 52,500,000 (52.5%)

4. Effective date of filing (optional): 9/18/07
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.